Exhibit 99.2

 2016 Investor and Analyst Meeting  Supplemental Financial Information  1  Belmond Palacio Nazarenas, Cusco, Peru

 Revenue and Adjusted EBITDA  2  1 Comprises earnings from unconsolidated companies for three months ended Mar. 31, 2016 of $1.7 million (and for three months ended Mar. 31, 2015 - losses of $0.4 million; full year 2015 - earnings of $10.5 million; 2014 - earnings of $8.8 million; 2013 - earnings of $8.1 million; 2012 - earnings of $7.9 million) and revenue for three months ended Mar. 31, 2016 of $97.4 million (and for three months ended Mar. 31, 2015 - $99.5 million; full year 2015 - $551.4 million; 2014 - $585.7 million; 2013 - $594.1 million; 2012 - $545.5 million).   ($ in millions)

 Net Leverage  3  1 In accordance with accounting guidance adopted by the Company at December 31, 2015, debt issuance costs for all periods presented are classified as a reduction to debt.2 As reported without taking into account properties classified as discontinued operations in subsequent reporting periods.  ($ in millions)

 Non-GAAP Reconciliation of Adjusted EBITDA to Net Earnings / Losses  4  1 Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.2 Gain on disposal of property, plant and equipment and insurance proceeds.3 Impairment of property, plant and equipment, real estate, intangible assets and goodwill.4 Prior to January 1, 2010, non-controlling interest was not separately presented.  ($ in millions)

 Non-GAAP Reconciliation of Adjusted EBITDA to Net Earnings / Losses for the Twelve Months Ended March 31, 2016  5  1 Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.2 Gain on sale of Hotel Ritz and on disposal of property, plant and equipment at Inn at Perry Cabin by Belmond, St. Michaels, Maryland.  ($ in millions)